UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported):  September 20, 2006

GRAPHIC PACKAGING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13182	58-2205241
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(Zip Code)

(770) 644-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On September 20, 2006, the Boards of Directors of Graphic Packaging Corporation and its wholly-owned subsidiary Graphic Packaging International, Inc. (referred to collectively herein as the “Company”) ratified the appointment of Michael P. Doss as Senior Vice President, Consumer Products Packaging and designated Mr. Doss as an executive officer of the Company.  Given the Company’s designation of Mr. Doss as an executive officer, the Company is filing his Employment Agreement dated as of July 20, 2006 (the “Agreement”) herewith as a material definitive agreement.

Pursuant to the action taken by the Boards of Directors and the Agreement, Mr. Doss will serve as Senior Vice President, Consumer Products Packaging.  The Agreement has an initial term of one year beginning on July 20, 2006, and then at term end automatically extends upon the same terms and conditions for an additional period of one year until terminated by the Company or the executive.

The Agreement provides for a minimum base salary for Mr. Doss of $300,000 and for Mr. Doss’ participation in the Company’s incentive compensation programs for senior executives at a level commensurate with his position and duties with the Company and based on such performance targets as may be established from time to time by the Company’s Board of Directors or a committee thereof.  Mr. Doss shall have an annual target bonus opportunity for 2007 equal to seventy percent (70%) of base salary.

The Agreement specifies that during Mr. Doss’ employment, the Company shall provide certain employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance in accordance with the programs of the Company then available to its senior executives.  The executives shall also be entitled to participate in all of the Company’s profit sharing, pension, retirement, deferred compensation and savings plans applicable to senior executives, as such plans may be amended and in effect from time to time.

During each year of Mr. Doss’ employment, he shall be entitled to a perquisite allowance of $20,000, which shall be paid as soon as practicable after January 1 of each year.  This special bonus may be used for, among other things: tax preparation services, financial planning services, home security services, executive physicals, dues of airline, luncheon, country or athletic clubs or automobile expenses.

In the event that Mr. Doss’ employment is terminated due to a disability that prevents the performance of his duties for a period of six months or longer, the Company shall pay Mr. Doss’ full base salary through the date of termination.  In the case of termination due to death, the Company will pay Mr. Doss’ full base salary for the payroll period in which death occurs, plus an additional one month’s salary.  In addition to base salary payments, if Mr. Doss’ employment is terminated due to disability or death he will receive a pro-rated bonus for the portion of the calendar year in which his termination of employment occurs.

In the event that the Company terminates Mr. Doss’ employment without cause, or  Mr. Doss terminates his employment for good reason, the Agreement provides for severance of:

•	base salary and welfare benefits for a period ending on the first anniversary of the date of termination;

•	a pro-rata incentive bonus for the year in which termination occurs, assuming that all performance targets had been achieved as of the date of termination; and

•	outplacement and career counseling services with a value not in excess of $25,000.

The Agreement provides that Mr. Doss may not work for a competitor of the Company for a period of one year after his employment terminates.  Mr. Doss is also prohibited from (i) employing or soliciting employees of the Company for employment, (ii) interfering with the Company’s relationship with its employees or (iii) soliciting or attempting to establish any competitive business relationship with a customer, client or distributor of the Company for a period of one year after termination of employment.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 20, 2006, the Board of Directors of Graphic Packaging Corporation approved an amendment to its amended and restated Bylaws to make conforming revisions consistent with the fact that the Chairman of the Board is no longer be required to be an executive officer of the Company, to provide additional flexibility with respect to the place of the annual meeting of the Board of Directors, to permit minutes to be kept electronically or in hard copy and to correct the address of the Company’s statutory agent in the State of Delaware.  A copy of the Bylaws as so amended and restated is attached hereto as Exhibit 3.1.

Item 9.01.              Financial Statements and Exhibits.

Exhibit Number	Description

3.1	Bylaws of Graphic Packaging Corporation, as amended and restated as of Sepbember 20, 2006.

10.1	Employment Agreement dated as of July 20, 2006 by and between Graphic Packaging International, Inc., Graphic Packaging Corporation and Michael P. Doss.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAPHIC PACKAGING CORPORATION
(Registrant)

Date: September 25, 2006	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Senior Vice President, General
Counsel and Secretary